Exhibit 5.2

February 15, 2024

NewAmsterdam Pharma Company N.V.

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Ladies and Gentlemen:

We have acted as United States counsel to NewAmsterdam Pharma Company N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”), in connection with the issuance and sale by the Company of (i) up to 5,871,909 shares (the “Shares”) of the Company’s ordinary shares, nominal value of €0.12 per share (the “Ordinary Shares”), and (ii) pre-funded warrants to purchase up to 4,736,841 Ordinary Shares (the “Pre-Funded Warrants” and, together with the Shares, the “Securities”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated February 13, 2024, by and among the Company and Jefferies LLC, Leerink Partners LLC, Piper Sandler & Co. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein. The offer and sale of the Securities are being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s registration statement on Form F-3 (File No. 333-275932) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2023.

We have reviewed (a) the Underwriting Agreement, (b) the Registration Statement, (c) the prospectus, dated December 19, 2023, as supplemented by a prospectus supplement with respect to the offer and sale of the Securities, (d) the notice of the Registration Statement’s effectiveness, dated December 19, 2023, posted on the website of the SEC at www.sec.gov, (e) the form of Pre-Funded Warrant and (f) such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. The Underwriting Agreement and the form of Pre-Funded Warrant are together referred to herein as the “Documents.”

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of such documents submitted to us conform to the originals. We have assumed further that, with respect to any document executed or to be executed by any party other than the Company, that such party has, or will have, duly authorized, executed and delivered the documents to which it is a party and that each such document is, or will be, the valid and binding obligation of such party, enforceable against it in accordance with its terms.

We have assumed further that (i) the Company is a corporation duly organized, validly existing and in good standing under the law of the Netherlands and has all legal right, power and authority necessary (A) to issue the Pre-Funded Warrants and (B) to execute, deliver and perform its obligations under the Documents, and (ii) the issuance and sale of the Pre-Funded Warrants and the execution, delivery and performance by the Company of its obligations under the Documents have been duly authorized by the Company. We have assumed further that the execution and delivery of the Pre-Funded Warrants by the Company and the performance by the Company of its obligations thereunder will not violate or contravene any judgment, order, decree or permit issued by any court, arbitrator or governmental or regulatory authority, or conflict with or result in the breach of, or constitute a default under, any contract or other instrument binding on or affecting the Company or any of its properties or assets. With respect to all matters of laws of the Netherlands, we note that you are relying on an opinion of NautaDutilh B.V., dated as of the date hereof.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that when the Pre-Funded Warrants have been duly executed and delivered in accordance with the terms of the Underwriting Agreement and have been duly issued and sold as contemplated in the Registration Statement, the Pre-Funded Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications:

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iii) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received, or (iv) provisions purporting to make a party’s determination conclusive.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement relating to the offer and sale of the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP